UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2014

EXTERRAN PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33078	22-3935108
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 836-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 5, 2014, Exterran Partners, L.P. (the “Partnership,” “we,” “us” or “our”) filed a Current Report on Form 8-K (the “Original Report”), reporting, among other things, the entry into a Purchase and Sale Agreement, dated as of February 27, 2014, between our directly wholly-owned subsidiary, EXLP Operating LLC (“EXLP Operating”), and MidCon Compression, L.L.C. (“MidCon”), providing for a proposed acquisition of a fleet of compressor units used to provide compression services to a customer comprising approximately 440,000 horsepower and a tract of real property and the facility located thereon, a fleet of vehicles, personal property and parts inventory, for approximately $360 million (the “Proposed MidCon Acquisition”), as further described in the Original Report.

On March 21, 2014, we filed a Current Report on Form 8-K/A (the “Amended Report”) providing financial statements and pro forma financial information relating to the Proposed MidCon Acquisition, including our unaudited pro forma consolidated financial statements as of December 31, 2013 and for the year ended December 31, 2013. The unaudited pro forma consolidated balance sheet assumed that the Proposed MidCon Acquisition occurred as of December 31, 2013. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 assumed that the Proposed MidCon Acquisition and our acquisition in March 2013 of certain contract operations customer service agreements and compression equipment from Exterran Holdings, Inc. (the “March 2013 Contract Operations Acquisition”) occurred on January 1, 2013.

In addition to the information already provided in our Original Report and Amended Report, we believe EBITDA, as further adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization expense, impairment charges), tax consequences and non-cash SG&A costs and includes the impact of reimbursements under the cost caps on operating and selling, general and administrative (“SG&A”) costs. Management uses EBITDA, as further adjusted, as a supplemental measure to review current period operating performance, comparability measures and performance measures for period to period comparisons. Our EBITDA, as further adjusted, may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

We define EBITDA, as further adjusted, as net income (loss) (a) excluding income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, other charges and non-cash SG&A costs and (b) plus the amounts reimbursed to us by Exterran Holdings, Inc. as a result of caps on cost of sales and SG&A costs contained in the omnibus agreement among us, Exterran Holdings, Inc., our general partner and others (the “Omnibus Agreement”), which amounts are treated as capital contributions from Exterran Holdings, Inc. for accounting purposes.

EBITDA, as further adjusted, is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA, as further adjusted, are significant and necessary components to the operations of our business, and, therefore, EBITDA, as further adjusted, should only be used as a supplemental measure of our operating performance.

The following unaudited pro forma EBITDA, as further adjusted, is provided for illustrative purposes only and is not intended to represent or be indicative of our consolidated results of operations or financial position that would have been recorded had the transactions been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position. The unaudited pro forma EBITDA, as further adjusted, should be read in conjunction with our consolidated financial statements, our unaudited pro forma financial statements contained in the Amended Report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013.

The following table reconciles our net income to EBITDA, as further adjusted, for the year ended December 31, 2013 on a pro forma basis, and gives effect to the March 2013 Contract Operations Acquisition and the Proposed MidCon Acquisition as if they occurred on January 1, 2013:

Pro Forma
Year Ended December 31,
2013 (1)
Net income	$88,688
Provision for income taxes	2,062
Depreciation and amortization	124,186
Long-lived asset impairment	5,350
Cap on operating and selling, general and administrative costs provided by Exterran Holdings	16,845
Non-cash selling, general and administrative costs — affiliates	1,174
Interest expense	41,300
EBITDA, as further adjusted	$279,605

(1) This column reflects the pro forma EBITDA, as further adjusted, based on the cost caps that would have been in effect if the March 2013 Contract Operations Acquisition and Proposed MidCon Acquisition had occurred on January 1, 2013. The pro forma cap on cost of sales for the year ended December 31, 2013 was based on a cap of $21.75 per operating horsepower per quarter. The pro forma cap on SG&A costs for the year ended December 31, 2013 was based on a cap of $15.2 million per quarter. In April 2013, the Omnibus Agreement was amended to increase the cap on cost of sales by $0.75 per operating horsepower per quarter from January 1, 2014 through December 31, 2014, and to increase the cap on SG&A costs by $2.5 million per quarter from January 1, 2014 through December 31, 2014. This change in the cost caps effective for 2014 has not been reflected in these amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN PARTNERS, L.P.

	By:	Exterran General Partner, L.P., its general partner

	By:	Exterran GP LLC, its general partner

March 27, 2014	By:	/s/ David S. Miller
David S. Miller
Senior Vice President and Chief Financial Officer